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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-110655 of Hartford Life Insurance Company (the "Company") on Form S-2 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for
(a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001, and (c) the recognition of interest income and impairment on purchased retained beneficial interest in securitized financial assets in 2001), included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003, and to the use of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for (a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001, and (c) the recognition of interest income and impairment on purchased retained beneficial interest in securitized financial assets in
2001), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP
Hartford, Connecticut
April 5, 2004